UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 1, 2006

Particle Drilling Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30819	20-1563395
(Commission File Number)	(I.R.S. Employer Identification No.)

1021 Main Street, Suite 2650
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On February 1, 2006, the Compensation Committee of the Board of Directors of Particle Drilling Technologies, Inc., a Nevada corporation (the “Company”), recommended that the Board approve a new Bonus Plan (the “Bonus Plan”) for the year ending September 30, 2006.  The Bonus Plan was approved by the Board of Directors on the same date.  Under the Bonus Plan, bonuses may be awarded to the Company’s employees, including the Company’s executive officers, upon the satisfaction of certain goals based on a percentage of annual base salaries.  The goals include attaining measured results for some or all of the following categories: cash flow, capital and research and development budgets, revenues, research and development and operations performance, and safety.

Under the terms of the Bonus Plan, the Company’s executive officers may receive a bonus calculated based on a percentage of their annual base salary.  The ultimate percentage of annual base salary used to calculate bonuses, if any bonuses are paid, will be at the sole discretion of the Compensation Committee.  The target percentage and the high percentage of base salary set by the Compensation Committee to be used for purposes of calculating bonuses to the Company’s executive officers are as follows:

	Target Percentage	High Percentage
All executive officers (other than the President and Chief Executive Officer)	40%	80%

President and Chief Executive Officer	50%	100%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	February 2, 2006	By:	/s/ J. CHRIS BOSWELL
		Name:	J. Christopher Boswell
		Title:	Senior Vice President and
Chief Financial Officer